Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Board Approves New Stock Repurchase Program

--Company Authorized to Purchase up to $30 Million of its Common Stock--

VAN NUYS, CALIFORNIA - October 14, 2014 -- Superior Industries International, Inc. (NYSE:SUP) today announced that its board of directors has approved a new stock repurchase program that authorizes the repurchase of up to $30 million of the company’s common stock.

Under the program, Superior may repurchase common stock from time to time on the open market or in private transactions. The timing and extent of the repurchases will depend upon market conditions and other corporate considerations at the company’s sole discretion. Superior’s prior stock repurchase program, also in the amount of $30 million, was completed earlier this year.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, the company’s plans to purchase up to $30 million of its common stock are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, fluctuations in the market price and trading volume for the company's common stock, general automotive industry and market conditions and growth rates, as well as general domestic and international economi

c conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.